Exhibit 99.1

Deltic Issues Statement

EL DORADO, AR – February 22, 2017 – Deltic Timber Corporation (NYSE: DEL) today issued the following statement in response to the filing made by Southeastern Asset Management, Inc. (“Southeastern”):

Deltic maintains an open dialogue with all shareholders and values their input. The Company has met and spoken with Southeastern on a number of occasions to discuss their ideas and looks forward to continued, constructive dialogue with shareholders focused on enhancing the value of Deltic.

Deltic’s strategy is to continue to capitalize on improving housing and wood products markets. The Company’s assets are well positioned to benefit from increasing demand for southern yellow pine logs and lumber. Further, its strong balance sheet provides the flexibility to extract maximum value from its timberland, real estate and manufacturing operations.

Deltic’s Board of Directors is committed to acting in the best interests of the Company and its shareholders, and regularly reviews its strategic priorities and opportunities to enhance value.

Davis Polk & Wardwell LLP is serving as Deltic’s legal advisor, and Goldman, Sachs & Co. is serving as financial advisor.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiber-board plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

Contact

Deltic Investor Relations
(870) 881-6432
ir@deltic.com